UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 3

INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

1.  Name and Address of Reporting Person

    Ronald L. Eubel
    c/o Eubel Brady & Suttman Asset Management, Inc.
    7777 Washington Village Drive
    Suite 210
    Dayton, Ohio 45459


2.  Date of Event Requiring Statement (Month/Day/Year)

    February 28, 2001

3.  IRS Number of Reporting Person
    (Voluntary)

4.  Issuer Name and Ticker or Trading Symbol

    Williams Controls, Inc.
    WMCO

5. Relationship of Reporting Person(s) to Issuer (Check all applicable)

    ( ) Director (X) 10% Owner* ( ) Officer (give title
    below) ( ) Other    (specify below)

6.  If Amendment, Date of Original (Month/Day/Year)

7.  Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

     Table I -- Non-Derivative Securities Beneficially Owned

1. Title of Security 2. Amount of    3. Ownership     4. Nature of Indirect
                        Securities      Form:            Beneficial Ownership
                        Beneficially    Direct(D) or
                        Owned           Indirect(I)

   Common               796,042         I                General Partner or
                                                         Principal of
                                                         Investment Manager

            Table II -- Derivative Securities Beneficially Owned

1.Title of     2.Date Exer-    3.Title and Amount     4. Conver-      5. Ownership     6. Nature of
  Derivative     cisable and     of Securities           sion or         Form of          Indirect
  Security       Expiration      Underlying              Exercise        Derivative       Beneficial
                 Date            Derivative Security     Price of        Security:
                 Ownership
                 (Month/Day/      ---------------        Deri-           Direct(D) or
                 Year)           Title   Amount or       vative          Indirect (I)
               ---------------           Number of       Security
               Date    Expira-           Shares
               Exer-   tion
               cisable Date

Series A Con    4/17/98          Common   545,455        2.75            I              General Partner
Pfd Stock                                                                               or Principal of
                                                                                        Investment
                                                                                        Manager
Conv. Sub.      4/19/00          Common   140,000        2.00            I              General Partner
Deb. 7.5%                                                                               or Principal of
                                                                                        Investment
                                                                                        Manager
Warrant $2.38   3/31/03          Common    28,000        2.38            I              General Partner
                                                                                        or Principal of
                                                                                        Investment
                                                                                        Manager
Warrant $1.38   3/01/02          Common   862,500        1.38            I              General Partner
                                                                                        or Principal of
                                                                                        Investment
                                                                                        Manager
Series A        7/22/02          Common    38,181        3.13            I              General Partner
Warrants                                                                                or Principal of
                                                                                        Investment
                                                                                        Manager

Explanation of Responses:

* The Reporting Person may be deemed to be a member of a group holding equity securities of the Issuer. The filing of this report shall not be deemed to be an admission that the Reporting
Person is a member of such a group.

** The Reporting Person disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein, and this report shall not be deemed an admission that the Reporting Person is the beneficial owner of such securities for purposes of Section 16 or for any other purposes.


SIGNATURE OF REPORTING PERSON

    /s/ Ronald L. Eubel
    ___________________________
       Ronald L. Eubel

DATE
March 9, 2001































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